Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

LACLEDE GAS COMPANY
(as amended 3/01/10)

ARTICLE I

The name of this corporation shall be Laclede Gas Company.

ARTICLE II

The address of the present registered office in this state of this corporation is 720 Olive Street, St. Louis, Missouri, and the name of the present registered agent at such address is Mary C. Kullman.

ARTICLE III

The initial stated capital of this corporation was $9,734,480, represented by 2,433,620 fully paid and non-assessable shares then issued and outstanding of the then $4.00 par value common stock.

ARTICLE III-A

The aggregate number of shares which this corporation shall have authority to issue is 51,480,000 shares, divided into two (2) classes, a class of common stock and a class of preferred stock, and the number of shares in each class is:

1.           50,000,000 shares of common stock of the par value $1.00 per share; and

2.           1,480,000 shares of preferred stock of the par value $25.00 per share.

1.           The board of directors, by adoption of an authorizing resolution, may cause preferred stock to be issued from time to time in one or more series.

2.           The board of directors, by adoption of an authorizing resolution, may with regard to the shares of a series of preferred stock:

a.	Fix the distinctive serial designation of the shares;

b.
Fix the dividend rate or rates, if any, which may be subject to adjustment in accordance with a method set forth in the authorizing resolution adopted by the board of directors, and the date or dates upon which such dividends shall be payable;

c.	Fix the date or dates from which the dividends shall be cumulative, if any;

d.	Fix the redemption price and terms of redemption, if any;

e.	Fix the amount payable per share in the event of dissolution or liquidation of the corporation, if any;

f.	Fix the terms and amount of any sinking fund to be used for the purchase or redemption of shares, if any;

g.	Fix the terms and conditions under which shares may be convertedinto the securities of this corporation or another corporation, if any;

h.	Fix the voting rights of such shares, if any, that are not required by law; and

i.	Fix such other preferences, qualifications, limitations, restrictions and special or relative rights not required by law.

ARTICLE IV

The number of directors shall be fixed (or changed) from time to time by, or in the manner specified in, the bylaws; provided that the total number of directors (as thus fixed or changed) constituting the Board of Directors shall in no event be less than four (4) nor more than seven (7).  None of such directors need be shareholders of this corporation.  This corporation shall give written notice to the Secretary of State of the number of the directors thus fixed (or changed) by any method, such notice to be given as required by law.  The directors shall be elected by cumulative voting as provided by Missouri law, and shall, without limiting their other powers, have the power to make, alter, amend or repeal the bylaws of this corporation.

ARTICLE V

The duration of this corporation shall be perpetual.

ARTICLE VI

Without in any manner limiting or impairing the powers and purposes now provided by its existing charter, this corporation shall have the following powers and purposes:  To supply the cities, towns, villages, districts and neighborhoods in and near the County of St. Louis, Missouri, and public and private buildings located therein, and the inhabitants thereof, with gas for light, heat, power and other purposes.  Also the following powers and purposes which this corporation may carry out in St. Louis County, Missouri, and elsewhere in the State of Missouri and other States of the United States:

To operate a gas business; to manufacture, buy, sell, and deal in, and use in its own business gas, coke and other fuels and by-products of the manufacture of the same; to buy and sell natural gas; to construct, operate and maintain distribution systems for gas, and to construct, operate, lay and maintain mains, pipes, and equipment necessary or convenient in the distribution of gas; to buy, sell and deal in furnaces, stoves, refrigerators and appliances and equipment of all kinds and related materials, and to service the same; to accept, lease, sell, assign, mortgage, pledge and dispose of franchises; to carry on all business generally and usually carried on by an operating gas utility company and to do any and all acts necessary or incidental in connection therewith.  Also the following powers and purposes:  (a) Directly, or indirectly through investments in subsidiaries or otherwise, to purchase or otherwise acquire, explore for, produce, manufacture, generate, store, hold, own, consume, exchange, deal in, transport, transmit, distribute, dispose of, promote the use of, and sell any and all forms or sources of energy and any and all minerals, and any and all products and by-products derived in any way therefrom; (b) To manufacture, buy, sell, deal in, and to engage in, conduct, and carry on the business of manufacturing, buying, selling and dealing in goods, wares and merchandise of every class and description; (c) To carry on and conduct a general wholesale and retail mercantile business; (d) To lease or buy stores, storerooms, warehouses, branch offices and any other type of business space convenient or suitable for effectuating any of the purposes of the corporation in Missouri or in any other state; (e) To enter into contracts or agreements in any form whatsoever with manufacturers, distributors or wholesalers of goods, wares and merchandise granting to this corporation exclusive or non-exclusive rights of representation, distribution, sale or other handling of the products of said manufacturer, wholesaler or distributor in any territory of the United States; (f) To buy, lease, contract for, invest in, or otherwise acquire any real or personal property, or any interest therein, or all or any part of the good will, rights, franchises, property and business of any person, entity, partnership, association or corporation, to pay for the same in cash or in stock of any class, bonds, or other obligations of the corporation or otherwise, to hold, utilize and in any manner dispose of the whole or any part of the rights and property so acquired, to assume in connection therewith any liabilities of any such person, entity, partnership, association or corporation, and conduct in any lawful manner the whole or any part of the business thus acquired; (g) To acquire, through the purchase of stock or otherwise, other corporations, companies, firms and associations, or any interest therein, and to own and operate, as subsidiaries or otherwise, and to finance the activities and businesses of, said corporations, companies, firms, and associations; (h) To sell, lease, exchange, convey, mortgage, pledge, transfer, assign and deliver, and otherwise dispose of, all, or any part of the property, assets and effects of the corporation, and receive in payment therefor cash or stocks, bonds, notes, debentures, or other securities or evidences of indebtedness or obligations of any individual, firm, corporation, company, association, trust or organization, on such terms and conditions as the Board of Directors of the corporation shall determine, subject to limitations, restrictions or requirements imposed by law; (i) To act as principal, agent, broker, dealer, factor, jobber, commission merchant or in any representative capacity; and to be a general or limited partner, in transacting any business authorized herein; (j) To manufacture, buy, sell, exchange, mortgage, encumber, improve, develop, manage, control, assign, transfer, convey, lease, pledge, or otherwise acquire, hold, own, alienate or dispose of, property of any kind whatsoever, real, personal or mixed, wheresoever situated or any interest therein; (k) To construct, improve, rebuild, alter, decorate, maintain, manage, control, lease, encumber, or otherwise to acquire, hold and dispose of and deal in any and all kinds of improvements upon land belonging to this company, or upon other land; (l) To enter into any lawful arrangements for profit sharing, reciprocal concession or cooperation, with any corporation, association, partnership, syndicate or entity, person or governmental, municipal or public authority, domestic or foreign, in the carrying on of any business which the corporation is authorized to carry on or any business or transactions deemed necessary, or convenient or incidental to carrying out any of the purposes of the corporation; (m) To lease, purchase, manufacture, or otherwise acquire and to own, hold, mortgage, pledge, assign, transfer, or otherwise dispose of, and generally to deal in and use building materials, tools, equipment, furniture, fixtures and supplies incident to or useful in connection with the purchase, sale, ownership, construction, maintenance, and management of real estate, buildings and other structures; (n) To acquire, hold, sell, use, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or of any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of the corporation; (o) To purchase, insofar as the same may be done without impairing the stated capital of the corporation, and to hold, pledge and reissue shares of its own capital stock, but such shares so acquired and held shall not be entitled to vote, either directly or indirectly, nor to receive dividends; (p) To purchase, or in any manner acquire, to own and hold, receive and dispose of the income from, to guarantee, sell, assign, transfer, mortgage, pledge, or otherwise dispose of, and to exercise all of the rights of individual natural persons with respect to any bonds, securities and evidences of indebtedness of, or shares of stock in any corporation or joint stock company of any state, territory or country, and while the owner of said stock, to exercise all of the rights, powers and privileges of ownership, including the right to vote thereon; (q) To purchase, incorporate and/or cause to be merged, consolidated, reorganized or liquidated, and to promote, take charge of and aid, in any way permitted by law, the incorporation, merger, consolidation or liquidation of any corporation, association or entity; (r) To make contracts and guarantees and incur liabilities, to borrow or raise moneys for any of the purposes of the corporation and from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, convertible or non-convertible, and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment thereof and of the interest thereon by mortgage on, or pledge, conveyance or assignment in trust of the whole or any part of the assets of the corporation, real, personal or mixed, including contract rights, whether at the time owned or thereafter acquired, and to sell, pledge, or otherwise dispose of such securities or other obligations of the corporation for its corporate purposes; (s) To enter into, make, perform and carry out contracts of every sort and kind, for any lawful purpose, with any person, firm, association or corporation, whether public, private or municipal or body politic, and with the Government of the United States or any state, territory or colony thereof, or any foreign government; (t) To conduct business in all other states, the District of Columbia, the territories, possessions and dependencies of the United States and in any or all foreign countries, to have one or more officers out of the State of Missouri, and to hold, purchase, lease, let, mortgage and convey real and personal property out of said state as well as therein; (u) To do any and everything necessary or convenient for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinabove enumerated, either for itself or as agent for any person, firm or corporation, either alone or in association with other corporations, or with any firm or individual; to engage in any other lawful business or operation deemed advantageous or desirable, and to do any and everything incidental to, growing out of, or germane to any of the foregoing purposes or objects, and to have and exercise all of the powers and rights conferred by the laws of the State of Missouri upon corporations formed under or accepting The General and Business Corporation Law of Missouri, and all acts amendatory thereof and supplemental thereto, it being expressly provided that the foregoing clauses shall be construed both as objects and powers and shall be in furtherance and not in limitation of the powers conferred by the laws of the State of Missouri and that the foregoing enumeration of specific powers shall not be held to alter or restrict in any manner the general powers of this corporation.

ARTICLE VII

A. This corporation shall indemnify each of its Directors and Officers to the full extent specified by Section 351.355 of the Revised Statutes of Missouri, as amended from time to time, (the "Indemnification Statute") and, in addition, shall indemnify each of them against all expenses (including, without limitation, all attorneys' fees, judgments, fines and amounts paid in settlement) incurred by such Director or Officer in connection with any claim (including without limitation any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of this corporation or any other corporation) by reason of the fact that such Director or Officer is or was serving this corporation or at the request of this corporation in any of the capacities referred to in the Indemnification Statute or arising out of such Director's or Officer's status in any such capacity, provided that this corporation shall not indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or to the extent that such indemnification shall otherwise be finally adjudged to be prohibited by applicable law.

B. This corporation may, to such extent as it deems appropriate and as may be permitted by the Indemnification Statute, indemnify any other person referred to in the Indemnification Statute against any such expenses incurred by such person in connection with any such claim by reason of the fact that such person is or was serving this corporation, or at the request of this corporation, in any of such capacities or arising out of such person's status in any such capacity.

C. This corporation is authorized to give or supplement any of the aforesaid indemnifications by bylaw, agreement or otherwise and fund them by insurance to the extent it deems appropriate.  Amounts to be paid under this Article shall be disbursed at such times and upon such procedures as this corporation shall determine.  All such indemnification shall continue as to any person who has ceased to serve in any of the aforesaid capacities and shall inure to the benefit of the heirs, devisees and personal representatives of such person.  The Indemnification provided for under Section A or given or supplemented under this Section C of this Article VII shall survive elimination or modification of this Article with respect to any such expenses incurred in connection with claims arising out of acts or omissions occurring prior to such elimination or modification and persons to whom such indemnification is given shall be deemed to have commenced or continued their services in reliance upon all of the foregoing, and shall be entitled to rely upon such indemnification as a contract with this corporation, and/or as a third party beneficiary with respect to this Article VII.

ARTICLE VIII

The special act of the General Assembly of Missouri approved March 2, 1857, found in Laws of Missouri, 1856-1857, page 598, entitled "An Act to Incorporate 'The Laclede Gas Light Company'" and the act of the General Assembly of Missouri, approved March 26, 1868, found in Laws of Missouri, 1868, page 187, entitled "An Act to Amend an Act to Incorporate the Laclede Gas Light Company, approved March 2, 1857," together with and as supplemented by these articles, shall constitute the articles of incorporation or charter of this corporation.  In case of any conflict between said acts of the General Assembly and these articles, the provisions of these articles shall govern; provided, however, that nothing herein contained shall be construed to limit or impair any right, privilege, immunity or franchise which this corporation has by reason of Section 5 of said Act approved March 2, 1857, and Section 1 of said Act approved March 26, 1868, or either of said sections.

IN WITNESS WHEREOF, the undersigned President has executed this instrument and its Secretary has affixed its corporate seal hereto and attested said seal on March 1, 2002, and hereby state that the above restated articles of incorporation were unanimously approved by the Board of Directors of Laclede Gas Company at a meeting duly called and held and that the above restated Articles of Incorporation correctly set forth without change the corresponding provisions of the articles of incorporation as theretofore amended and the restated articles of incorporation supersede the original articles of incorporation land all amendments thereto.

(SEAL)

LACLEDE GAS COMPANY

ATTEST:
	By:	/s/ Douglas H. Yaeger
President
/s/ Mary C. Kullman
Secretary

STATE OF MISSOURI  )
    )  ss.
CITY OF ST. LOUIS     )

I, /s/ Adele M. Follemer, a Notary Public, do hereby certify that on 3/1/2002 personally appeared before me Douglas H. Yaeger who, being by me first duly sworn, declared that he is the President of Laclede Gas Company, that he signed the foregoing documents as President of the corporation, and that the statements therein contained are true.

(SEAL)	/s/ Adele M. Follmer
Notary Public

My commission expires: June 11, 2004
My County of Commission: Jefferson